UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 13D

UNDER THE SECURITIES EXCHANGE ACT OF 1934

(AMENDMENT NO. 7)

ats corporation

(Name of Issuer)

Common Stock, $0.0001 par value per share

(Title of Class of Securities)

00211E104

(CUSIP Number)

Mark L. Claster

Carl Marks & Co. Inc.

900 Third Avenue

33rd Floor

New York, New York 10022

(212) 909-8400

(Name, Address and Telephone Number of Person Authorized to

Receive Notices and Communications)

February 21, 2012

(Date of Event which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of §§240.13D-1(e), 240.13d-1(f) or 240.13d-1(g), check the following box ☐.

Note: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See Rule 13d-7(b) for other parties to whom copies are to be sent.

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP NO. 00211E104

1   NAME OF REPORTING PERSON

S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

(ENTITIES ONLY)

Carl Marks & Co. Inc.

2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

(a)   ☐

(b)      ☒

3   SEC USE ONLY

4   SOURCE OF FUNDS*

WC

5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(D) OR 2(E) [ ]

6   CITIZENSHIP OR PLACE OF ORGANIZATION

New York

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

7   SOLE VOTING POWER

500,002

8   SHARED VOTING POWER

2,805,293

9   SOLE DISPOSITIVE POWER

500,002

10 SHARED DISPOSITIVE POWER

2,805,293

11 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

3,305,295

12 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES

CERTAIN SHARES*

13 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

14.21%

14 TYPE OF REPORTING PERSON*

CO

*SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. 00211E104

1   NAME OF REPORTING PERSON

S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

BIC Partners

2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

(a)   ☐

(b)      ☒

3   SEC USE ONLY

4   SOURCE OF FUNDS*

WC, AF

5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) ☐

6   CITIZENSHIP OR PLACE OF ORGANIZATION

Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

7   SOLE VOTING POWER

0

8   SHARED VOTING POWER

100,000

9   SOLE DISPOSITIVE POWER

0

10 SHARED DISPOSITIVE POWER

100,000

11 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

100,000

12 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES

CERTAIN SHARES*

13 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

.43%

14 TYPE OF REPORTING PERSON*

PN

*SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. 00211E104

1   NAME OF REPORTING PERSON

S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

Susan Claster Grantor Trust

2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

(a)   ☐

(b)      ☒

3   SEC USE ONLY

4   SOURCE OF FUNDS*

PF; AF

5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) ☐

6   CITIZENSHIP OR PLACE OF ORGANIZATION

New York

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

7   SOLE VOTING POWER

0

8   SHARED VOTING POWER

526,249

9   SOLE DISPOSITIVE POWER

0

10 SHARED DISPOSITIVE POWER

526,249

11 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

526,249

12 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES

CERTAIN SHARES*

13 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

2.26%

14 TYPE OF REPORTING PERSON*

OO

*SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. 00211E104

1   NAME OF REPORTING PERSON

S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

Andrew M. Boas

2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

(a)   ☐

(b)      ☒

3   SEC USE ONLY

4   SOURCE OF FUNDS*

PF; AF

5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) ☐

6   CITIZENSHIP OR PLACE OF ORGANIZATION

United States of America

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

7   SOLE VOTING POWER

0

8   SHARED VOTING POWER

661,796

9   SOLE DISPOSITIVE POWER

0

10 SHARED DISPOSITIVE POWER

661,796

11 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

661,796

12 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES

CERTAIN SHARES*

13 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

2.85%

14 TYPE OF REPORTING PERSON*

IN

*SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. 00211E104

1   NAME OF REPORTING PERSON

S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

Carol A. Boas

2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

(a)   ☐

(b)      ☒

3   SEC USE ONLY

4   SOURCE OF FUNDS*

PF; AF

5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) ☐

6   CITIZENSHIP OR PLACE OF ORGANIZATION

United States of America

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

7   SOLE VOTING POWER

0

8   SHARED VOTING POWER

60,862

9   SOLE DISPOSITIVE POWER

0

10 SHARED DISPOSITIVE POWER

60,862

11 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

60,862

12 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES

CERTAIN SHARES*

13 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

.26%

14 TYPE OF REPORTING PERSON*

IN

*SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. 00211E104

1   NAME OF REPORTING PERSON

S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

Katherine Boas

2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

(a)   ☐

(b)      ☒

3   SEC USE ONLY

4   SOURCE OF FUNDS*

OO; AF

5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) ☐

6   CITIZENSHIP OR PLACE OF ORGANIZATION

New York

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

7   SOLE VOTING POWER

0

8   SHARED VOTING POWER

60,862

9   SOLE DISPOSITIVE POWER

0

10 SHARED DISPOSITIVE POWER

60,862

11 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

60,862

12 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES

CERTAIN SHARES*

13 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

.26%

14 TYPE OF REPORTING PERSON*

OO

*SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. 00211E104

1   NAME OF REPORTING PERSON

S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

Benjamin W. Boas Grantor 2006 Trust

2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

(a)   ☐

(b)      ☒

3   SEC USE ONLY

4   SOURCE OF FUNDS*

OO; AF

5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) ☐

6   CITIZENSHIP OR PLACE OF ORGANIZATION

New York

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

7   SOLE VOTING POWER

0

8   SHARED VOTING POWER

60,862

9   SOLE DISPOSITIVE POWER

0

10 SHARED DISPOSITIVE POWER

60,862

11 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

60,862

12 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES

CERTAIN SHARES*

13 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

.26%

14 TYPE OF REPORTING PERSON*

OO

*SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. 00211E104

1   NAME OF REPORTING PERSON

S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

Esther E. Boas Trust of 2008

2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

(a)   ☐

(b)      ☒

3   SEC USE ONLY

4   SOURCE OF FUNDS*

OO; AF

5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) ☐

6   CITIZENSHIP OR PLACE OF ORGANIZATION

New York

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

7   SOLE VOTING POWER

0

8   SHARED VOTING POWER

60,862

9   SOLE DISPOSITIVE POWER

0

10 SHARED DISPOSITIVE POWER

60,862

11 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

60,862

12 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES

CERTAIN SHARES*

13 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

.26%

14 TYPE OF REPORTING PERSON*

OO

*SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. 00211E104

1   NAME OF REPORTING PERSON

S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

Hallie Boas Trust of 2007

2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

(a)   ☐

(b)      ☒

3   SEC USE ONLY

4   SOURCE OF FUNDS*

OO; AF

5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) ☐

6   CITIZENSHIP OR PLACE OF ORGANIZATION

New York

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

7   SOLE VOTING POWER

0

8   SHARED VOTING POWER

60,862

9   SOLE DISPOSITIVE POWER

0

10 SHARED DISPOSITIVE POWER

60,862

11 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

60,862

12 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES

CERTAIN SHARES*

13 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

.26%

14 TYPE OF REPORTING PERSON*

OO

*SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. 00211E104

1   NAME OF REPORTING PERSON

S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

Rebecca Boas Trust of 2008

2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

(a)   ☐

(b)      ☒

3   SEC USE ONLY

4   SOURCE OF FUNDS*

OO; AF

5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) ☐

6   CITIZENSHIP OR PLACE OF ORGANIZATION

New York

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

7   SOLE VOTING POWER

0

8   SHARED VOTING POWER

60,862

9   SOLE DISPOSITIVE POWER

0

10 SHARED DISPOSITIVE POWER

60,862

11 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

60,862

12 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES

CERTAIN SHARES*

13 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

.26%

14 TYPE OF REPORTING PERSON*

OO

*SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. 00211E104

1   NAME OF REPORTING PERSON

S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

Jessie Rachel Boas Trust of 2008

2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

(a)   ☐

(b)      ☒

3   SEC USE ONLY

4   SOURCE OF FUNDS*

OO; AF

5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) ☐

6   CITIZENSHIP OR PLACE OF ORGANIZATION

New York

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

7   SOLE VOTING POWER

0

8   SHARED VOTING POWER

60,862

9   SOLE DISPOSITIVE POWER

0

10 SHARED DISPOSITIVE POWER

60,862

11 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

60,862

12 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES

CERTAIN SHARES*

13 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

.26%

14 TYPE OF REPORTING PERSON*

OO

*SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. 00211E104

1   NAME OF REPORTING PERSON

S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

Samuel Robert Boas Trust of 2008

2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

(a)   ☐

(b)      ☒

3   SEC USE ONLY

4   SOURCE OF FUNDS*

OO; AF

5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) ☐

6   CITIZENSHIP OR PLACE OF ORGANIZATION

New York

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

7   SOLE VOTING POWER

0

8   SHARED VOTING POWER

60,862

9   SOLE DISPOSITIVE POWER

0

10 SHARED DISPOSITIVE POWER

60,862

11 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

60,862

12 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES

CERTAIN SHARES*

13 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

.26%

14 TYPE OF REPORTING PERSON*

OO

*SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. 00211E104

1   NAME OF REPORTING PERSON

S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

Daniel C. Claster Grantor Trust

2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

(a)   ☐

(b)      ☒

3   SEC USE ONLY

4   SOURCE OF FUNDS*

OO; AF

5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) ☐

6   CITIZENSHIP OR PLACE OF ORGANIZATION

New York

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

7   SOLE VOTING POWER

0

8   SHARED VOTING POWER

100,000

9   SOLE DISPOSITIVE POWER

0

10 SHARED DISPOSITIVE POWER

100,000

11 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

100,000

12 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*

13 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

.43%

14 TYPE OF REPORTING PERSON*

OO

*SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. 00211E104

1   NAME OF REPORTING PERSON

S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

Matthew L. Claster Trust of 2004

2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

(a)   ☐

(b)      ☒

3   SEC USE ONLY

4   SOURCE OF FUNDS*

OO; AF

5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) ☐

6   CITIZENSHIP OR PLACE OF ORGANIZATION

New York

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

7   SOLE VOTING POWER

0

8   SHARED VOTING POWER

100,000

9   SOLE DISPOSITIVE POWER

0

10 SHARED DISPOSITIVE POWER

100,000

11 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

100,000

12 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*

13 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

.43%

14 TYPE OF REPORTING PERSON*

OO

*SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. 00211E104

1   NAME OF REPORTING PERSON

S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

Bari Claster Trust of 2009

2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

(a)   ☐

(b)      ☒

3   SEC USE ONLY

4   SOURCE OF FUNDS*

OO; AF

5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) ☐

6   CITIZENSHIP OR PLACE OF ORGANIZATION

New York

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

7   SOLE VOTING POWER

0

8   SHARED VOTING POWER

100,000

9   SOLE DISPOSITIVE POWER

0

10 SHARED DISPOSITIVE POWER

100,000

11 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

100,000

12 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*

13 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

.43%

14 TYPE OF REPORTING PERSON*

OO

*SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. 00211E104

1   NAME OF REPORTING PERSON

S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

Carolyn G. Marks

2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

(a)   ☐

(b)      ☒

3   SEC USE ONLY

4   SOURCE OF FUNDS*

PF; AF

5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) ☐

6   CITIZENSHIP OR PLACE OF ORGANIZATION

United States of America

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

7   SOLE VOTING POWER

0

8   SHARED VOTING POWER

182,588

9   SOLE DISPOSITIVE POWER

0

10 SHARED DISPOSITIVE POWER

182,588

11 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

182,588

12 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*

13 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

.78%

14 TYPE OF REPORTING PERSON*

IN

*SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. 00211E104

1   NAME OF REPORTING PERSON

S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

Linda Katz

2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

(a)   ☐

(b)      ☒

3   SEC USE ONLY

4   SOURCE OF FUNDS*

PF; AF

5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) ☐

6   CITIZENSHIP OR PLACE OF ORGANIZATION

United States of America

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

7   SOLE VOTING POWER

0

8   SHARED VOTING POWER

182,588

9   SOLE DISPOSITIVE POWER

0

10 SHARED DISPOSITIVE POWER

182,588

11 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

182,588

12 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*

13 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

.78%

14 TYPE OF REPORTING PERSON*

IN

*SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. 00211E104

1   NAME OF REPORTING PERSON

S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

Constance A. Marks

2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

(a)   ☐

(b)      ☒

3   SEC USE ONLY

4   SOURCE OF FUNDS*

PF; AF

5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) ☐

6   CITIZENSHIP OR PLACE OF ORGANIZATION

United States of America

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

7   SOLE VOTING POWER

0

8   SHARED VOTING POWER

182,588

9   SOLE DISPOSITIVE POWER

0

10 SHARED DISPOSITIVE POWER

182,588

11 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

182,588

12 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*

13 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

.78%

14 TYPE OF REPORTING PERSON*

IN

*SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. 00211E104

1   NAME OF REPORTING PERSON

S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

Nancy A. Marks

2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

(a)   ☐

(b)      ☒

3   SEC USE ONLY

4   SOURCE OF FUNDS*

PF; AF

5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) ☐

6   CITIZENSHIP OR PLACE OF ORGANIZATION

United States of America

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

7   SOLE VOTING POWER

0

8   SHARED VOTING POWER

182,588

9   SOLE DISPOSITIVE POWER

0

10 SHARED DISPOSITIVE POWER

182,588

11 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

182,588

12 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*

13 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

.78%

14 TYPE OF REPORTING PERSON*

IN

*SEE INSTRUCTIONS BEFORE FILLING OUT!

Preliminary Note

This Combined Statement is being filed on behalf of Carl Marks & Co. Inc. (“CMCO Reporting Person”) and the Non-CMCO Reporting Persons named herein. Each of the Reporting Persons states that he, she or it, as the case may be, is included in this Schedule 13D solely for the purpose of presenting information with respect to his, her or its ownership of the Common Stock and disclaims any knowledge, except as expressly set forth herein, as to any statement made herein on behalf of any other Reporting Person. Each of the CMCO Reporting Person and the Non-CMCO Reporting Persons named herein disclaims any beneficial ownership of Common Stock owned by the other Reporting Persons. CMCO Reporting Person and the Non-CMCO Reporting Persons named herein have filed this Schedule 13D as Reporting Persons in the event they are collectively deemed to be a “group” within the meaning of Section 13(g)(3) of the Securities Exchange Act of 1934, as amended.

ITEM 1.	SECURITY AND ISSUER

This Amendment No. 7 (“Amendment No. 7”) to the statement on Schedule 13D (“Schedule 13D”) amends the Schedule 13D, as amended, filed on November 3, 2008 by Carl Marks & Co., Inc., a New York corporation (the “CMCO Reporting Person”) relating to the shares of common stock, $0.0001 par value (the “Common Stock”) of ATS Corporation, a Delaware corporation (the “Issuer”). All defined terms refer to terms defined herein or in the Schedule 13D, as amended.

ITEM 4.	PURPOSE OF TRANSACTION

The Issuer has entered into an Agreement and Plan of Merger dated as of February 21, 2012 with Salient Federal Solutions, Inc. (“Parent”) and Atlas Merger Subsidiary, Inc. (“Merger Sub”) (the “Merger Agreement”).

Concurrently with the execution and delivery of the Merger Agreement, CMCO Reporting Person, along with certain other directors, officers and stockholders of the Company, (collectively the “Stockholders”), entered into undertaking agreements with Parent (the “Stockholder Agreements”) pursuant to which all of such Stockholders agreed, among other things, to tender shares representing an aggregate of 40% of the outstanding Common Stock into the offer made pursuant to the Merger Agreement and, if necessary, vote such shares in favor of the adoption of the Merger Agreement. Specifically, in its Stockholder Agreement, CMCO Reporting Person agreed to tender and vote a portion of the shares owned beneficially by it and for which it serves as shareholder representative representing 1,538,870 shares out of an aggregate 3,305,295 shares beneficially owned by the CMCO Reporting Person reported pursuant to this Amendment No. 7. Thus, CMCO Reporting Person’s Stockholder Agreement only covers 1,538,870 shares of Common Stock. The balance of the shares (1,766,425) are not subject to any agreement between CMCO Reporting Person and Parent. CMCO Reporting Person agreed pursuant to its Stockholder Agreement not to initiate, solicit or participate in any alternative proposal to acquire the Issuer. The Stockholder Agreement with CMCO Reporting Person terminates upon the earliest to occur of (i) the mutual written consent of Parent and Stockholder, (ii) the Effective Time of the Merger, (iii) termination of the Merger Agreement, and (iv) upon an Adverse Amendment to the Merger Agreement (specified in the Stockholder Agreement).

The foregoing description of the Stockholder Agreement to which CMCO Reporting Person is a party is a summary only and is qualified in its entirety by the full text of the Stockholder Agreement, which is filed as Exhibit 2.7 to the Issuer’s Current Report on Form 8-K filed on February 21, 2012 with the Securities and Exchange Commission and which is incorporated herein by reference.

The Reporting Persons have acquired their shares of Common Stock for investment. Except as set forth herein with respect to the Stockholder Agreement, the Reporting Persons have no plans or proposals as of the date of this Amendment No. 7 that would relate to or would result in any action enumerated in Item 4(a) through (j) of Schedule 13D. However, the Reporting Persons intend to closely monitor the Merger Agreement and Issuer’s performance and may modify their plans in the future. The Reporting Persons reserve their right to contact members of the Issuer’s board of directors or management from time to time to discuss shareholder concerns. The Reporting Persons also reserve the right to communicate with other stockholders, industry participants and other interested parties concerning the Issuer and the Merger Agreement and may from time to time acquire additional shares for investment purposes, or dispose of shares, in open market or private transactions.

ITEM 6	CONTRACTS, ARRANGEMENTS, UNDERSTANDINGS OR RELATIONSHIPS WITH RESPECT TO THE SECURITIES OF THE ISSUER.

The information set forth under Item 4 above is incorporated herein by reference.

ITEM 7	material to be filed as exhibits

Exhibit 1 -- Joint Filing Agreement dated February 27, 2012 among Reporting Persons.

Signature

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: February 27, 2012	CARL MARKS & CO. INC.

	By:	/s/ Mark L. Claster
Mark L. Claster, President

BIC PARTNERS

	By:	/s/ Mark L. Claster
		Name:	Mark L. Claster
		Title:	General Partner

/s/ Andrew M. Boas
ANDREW M. BOAS

Susan Claster Grantor Trust

	By:	/s/ Mark L. Claster
		Name:	Mark L. Claster
		Title:	Trustee

/s/ Carol A. Boas
CAROL A. BOAS

KATHERINE BOAS

	By:	/s/ Katherine Boas

BENJAMIN W. BOAS GRANTOR 2006 TRUST

By:	/s/ Richard S. Boas
	Name:	Richard S. Boas
	Title:	Trustee

ESTHER E. BOAS TRUST OF 2008

By:	/s/ Richard S. Boas
	Name:	Richard S. Boas
	Title:	Trustee

HALLIE BOAS TRUST OF 2007

By:	/s/ Andrew M. Boas
	Name:	Andrew M. Boas
	Title:	Trustee

REBECCA BOAS TRUST OF 2008

By:	/s/ Andrew M. Boas
	Name:	Andrew M. Boas
	Title:	Trustee

JESSIE RACHEL BOAS TRUST OF 2008

By:	/s/ Andrew M. Boas
	Name:	Andrew M. Boas
	Title:	Trustee

SAMUEL ROBERT BOAS TRUST OF 2008

By:	/s/ Andrew M. Boas
	Name:	Andrew M. Boas
	Title:	Trustee

DANIEL C. CLASTER GRANTOR TRUST

By:	/s/ Mark L. Claster
	Name:	Mark L. Claster
	Title:	Trustee

MATTHEW L. CLASTER TRUST OF 2004

By:	/s/ Mark L. Claster
	Name:	Mark L. Claster
	Title:	Trustee

BARI CLASTER TRUST OF 2009

By:	/s/ Mark L. Claster
	Name:	Mark L. Claster
	Title:	Trustee

/s/ Carolyn G. Marks
CAROLYN G. MARKS

/s/ Linda Katz
LINDA KATZ

/s/ Constance A. Marks
CONSTANCE A. MARKS

/s/ Nancy A. Marks
NANCY A. MARKS